Exhibit 10.1

June 14, 2016

Matthew Murphy

[address]

Dear Matt,

On behalf of the Board of Directors, it is a pleasure to offer you the position of Chief Executive Officer of Marvell Technology Group Ltd. (“Marvell”). You will report to the Board of Directors of Marvell and will be an employee (and Chief Executive Officer) of Marvell Semiconductor, Inc., Marvell’s California operating subsidiary (the “Company”). In addition, you will be appointed to Marvell’s Board of Directors (the “Board”) upon the commencement of your employment and will be nominated for re-election at the upcoming 2016 Annual General Meeting.

Base Salary

Your annual salary will be 750,000.00 US Dollars (USD) per year. Executive compensation, including salaries, incentive bonuses and equity awards, are reviewed and determined annually by the Executive Compensation Committee.

Annual Incentive Bonus

You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with an annual target incentive bonus opportunity of 150% of your annual base salary. The Executive Compensation Committee (the “ECC”) at its sole discretion shall determine the performance objectives applicable to the bonus and the other terms of the AIP. The ECC shall determine the actual amount of bonus earned, if any, after the conclusion of each applicable fiscal year and may exercise negative discretion with respect thereto. For fiscal year 2017, your incentive bonus will be paid out at the target level no later than 75 days following the end of fiscal year 2017 and will be pro-rated based on your start date (i.e., 150% of prorated annual base salary).

Equity Grants

Your target annual long-term equity incentive is $4M. Annual executive equity awards are granted in the first quarter of the fiscal year. Your next annual grant, the amount of course being at the discretion of the ECC, will occur in Q1 fiscal year 2018. Subject to you commencing employment, you will be granted the following equity awards:

•	Time Based RSU Award (TBRSU) - a restricted stock unit award for a number of common shares of Marvell equal to $1.6M divided by the Share Price (rounded up to the nearest whole share).

The TBRSU shall vest over three (3) years at the rate of 33% after the first anniversary of the vesting start date, 33% after the second anniversary of the vesting start date and 34% after the third anniversary of the vesting start date, provided that you continue to serve as a service provider through the applicable vesting date.

•	Performance Based RSU Award based on Total Shareholder Return (TSRRSU) – a restricted stock unit award for a number of common shares of Marvell (at the target achievement level) equal to $1.2M divided by the Share Price (rounded up to the nearest whole share).

The TSRRSU shall vest on the third anniversary of the vesting start date based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from the First Current Date through the end of fiscal year 2019, provided that you continue to serve as a service provider through the third anniversary of the vesting start date. The specific performance objectives, comparable companies, payout formula (under which the number of shares that could vest under the TSRRSU can range from zero to 150% of the target number, with zero payout if Marvell’s TSR is below the 25th percentile of comparable companies, 50% payout if TSR is at the 25th percentile, 100% payout if TSR is at the 50th percentile, and 150% payout if TSR is at or above the 75th percentile, with straight line interpolation of the payout percentages for TSR between the 25th and 75th percentiles) and other terms for the TSRRSU will be established by the ECC at the time of grant.

•	Performance Based RSU Award based on Operating Performance Metrics (OPMRSU) – a restricted stock unit award of common shares of Marvell (at the target achievement level) equal to: $1.2M divided by the Share Price (rounded up to the nearest whole share).

The OPMRSU shall vest based on the achievement of operating performance metrics for fiscal years 2017 and 2018. The performance period, metrics and relative weightings (as well as the maximum number of shares that could vest under the OPMRSU if performance exceeds the target achievement level) will be established by the ECC at the time of grant and will be measured as of the end of fiscal year 2018. As the incoming CEO, it is expected that you will participate in the process of setting the operating performance objectives. Any shares, if any, deemed to have been earned upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting start date, provided that you continue to serve as a service provider through such vesting date.

For purposes of the equity awards described above, “Share Price” shall mean the closing price of the common shares of Marvell (NASDAQ: MRVL) on the NASDAQ Stock Market on (x) the date that is one (1) full trading day after the first date following the date of this offer letter on which Marvell has filed all required periodic reports with the Securities and Exchange Commission, such that Marvell is “current” with its financial reporting, or (y) the date that the awards are approved by the ECC (but no later than 30 days after the “First Current Date” as defined below), whichever is later. The date that Marvell becomes “current” with its financial reporting is referred to as the “First Current Date”.

For purposes of the equity awards described in this letter, the vesting start date shall be the 15th of the month coincident with or next following the date on which you begin employment with the Company (i.e., individuals hired after the 15th of the month will have a vesting start date of the 15th of the following month). All shares earned pursuant to the various RSUs to be granted hereunder shall be delivered to you immediately following the date on which such shares become vested.

Make Whole Buy-Out

In connection with you leaving your current employment to join Marvell, we understand that you will lose your existing equity awards, including RSUs and “in the money” options and may not receive your cash incentive bonus for 2016. As a result, you will receive the following one-time cash bonus and be recommended to the ECC for the following one-time buy-out equity awards:

Buy-Out Sign-On Bonus

You will be paid a one time buy-out sign-on bonus in an amount equal to $2.1M minus the amount of any bonus paid to you by your current employer for its FY2016. This bonus will be paid to you within 30 days after the date you commence employment with the Company. In the event your current employer pays you any FY2016 bonus after the date you receive the sign-on bonus, you will promptly notify us of such event, the amount of the sign-on bonus will be recalculated and you will repay us within 30 days any amount you received in excess of the recalculated amount (net of withholding taxes deducted from the payment of such amount to you to the extent the Company can recover them from the applicable tax authorities).

In the event that within twelve (12) months of the start date of your employment you are terminated for “Cause” (as defined in the form of Severance Agreement attached hereto as Appendix B) or if you resign your employment other than for “Good Reason” (as defined in the form of Severance Agreement attached hereto as Appendix B), you agree to repay to us a pro rata portion of the sign-on bonus (net of withholding taxes deducted from the payment of such amount to you to the extent the Company can recover them from the applicable tax authorities) based on the number of days remaining in the twelve-month period commencing on the start date of your employment at the time of your employment termination. Such repayment shall be made within 90 days of such termination of employment. Accordingly, your sign-on bonus will be deemed earned for California labor purposes in daily increments during the twelve (12) months after your start date.

Buy-Out Equity Awards

•	Hire-On RSU Award (HORSU) – a restricted stock unit award for 435,000 common shares of Marvell.

The HORSU shall vest over three (3) years at the rate of 174,000 shares on the first anniversary of your start date, and the balance shall vest in eight quarterly installments of 32,625 shares, provided that you continue to serve as a service provider through the applicable vesting date. If you terminate your employment with us for any reason other than “Good Reason” (as defined in form of Severance Agreement attached hereto as Appendix B) or if we terminate your employment for “Cause” (as defined in the form of Severance Agreement attached hereto as Appendix B), the unvested portion of this award will be forfeited and terminate. However, if we terminate your employment without Cause or if you resign for Good Reason, the unvested portion of this award will vest in full on the date your employment with the Company terminates, provided that you execute and do not revoke a separation agreement and complete release of claims in a form provided by the Company (the “Release”), which Release has become effective within 60 days following your employment termination date.

•	Hire-On PSU Award (HOPSU) – a performance-based restricted stock unit award for up to 210,000 common shares of Marvell (at the target achievement level).

The HOPSU shall vest based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of comparable companies of the Philadelphia Semiconductor Sector Index over the performance period measured from your start date through the third anniversary of your start date, provided that you continue to serve as a service provider through the applicable vesting date. The specific performance objectives, comparable companies, payout formula (under which the number of shares that could vest under the TSRRSU can range from zero to 150% of the 210,000 target number, with zero payout if Marvell’s TSR is below the 25th percentile of comparable companies, 50% payout if TSR is at the 25th percentile, 100% payout if TSR is at the 50th percentile, and 150% payout if TSR is at or above the 75th percentile, with straight line interpolation of the payout percentages for TSR between the 25th and 75th percentiles) and other terms for the HOPSU will be established by the ECC at the time of grant. If you terminate your employment with us for any reason other than “Good Reason” (as defined in form of Severance Agreement attached hereto as Appendix B) or if we terminate your employment for “Cause” (as defined in the form of Severance Agreement attached hereto as Appendix B), the unvested portion of this award will be forfeited and terminate. However, if we terminate your employment without Cause or you resign for Good Reason, (i) the performance measurement period will be deemed to end on the date five business days before your employment termination date, (ii) the achievement of the performance metrics will be calculated by the ECC with respect to such shortened measurement period and (iii) the number of shares that would vest based on such calculations will vest effective upon your termination date, provided that you execute and do not revoke a Release. Any remaining unvested portion of the HOPSU will be forfeited and terminate.

Marvell’s Current Ability to Grant Equity

All Marvell equity awards are subject to final review and approval by the ECC and all applicable securities law restrictions. Please note that, as of the time of this offer, Marvell has not timely filed certain required periodic reports with the U.S. Securities and Exchange Commission. Therefore, Marvell cannot grant any of the equity awards set forth in this offer letter until such time as it has completed all necessary filings. In addition, all of the proposed equity awards set forth herein will be subject to the terms of the 1995 Stock Plan and your return to us of completed, signed Stock Unit Agreements.

Change-in-Control

You will participate in the Marvell Change in Control and Severance Plan (“CIC Plan”) attached hereto as Appendix A at the “Tier 1” level. The Company is amending the CIC Plan to provide for vesting of performance equity awards based on TSR as if the measurement period ended on the date of the change in control, and the achievement of the performance metrics was calculated by the ECC with respect to such shortened measurement period, rather than vesting at target. Benefits under the CIC Plan applicable to you may not be changed during the stated term of the CIC Plan without your prior written approval, notwithstanding anything to the contrary stated in the CIC Plan.

Severance

Contemporaneous with the commencement of your employment, the Company will enter into a Severance Agreement in the form attached hereto as Appendix B). Under that agreement, if your employment is terminated by the Company for other than “Cause” (as defined therein) or if you resign for “Good Reason” (as defined therein), you will be paid a lump sum separation payment equal to the sum of your then annual base salary plus target incentive bonus, provided you execute and do not revoke the Release. If the provisions of Marvell’s CIC plan, if any, are triggered in connection with termination of your employment and you receive the severance benefits provided therein, you will not be eligible for the severance payments under the Severance Agreement. Upon your termination of employment, you agree to resign from the Board and any other appointed positions unless the Company requests that you continue in such roles for a reasonable transition period.

Indemnification

Contemporaneous with the commencement of your employment, Marvell will enter into with you the standard Marvell director and officer indemnification agreement in the form previously approved by the Board.

Attorney’s Fees

We will pay your attorney reasonable fees up to $15,000 for providing you legal services in connection with the review of your proposed employment documents.

Other Terms

Your employment with the Company is at the mutual consent of you, the employee, and the Company, the employer. Your employment with the Company is at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause. The at-will nature of your employment may only be changed by a written agreement approved by the Board. During your employment, you will be subject to and agree to abide by and acknowledge all employment policies the Company has or adopts from time to time including, but not limited to, the Company’s New Hire Employee Agreement, which contains Confidential Information and Invention Assignment and Arbitration Agreements.

All payments under this letter will be reduced by applicable taxes and withholding.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire. Acceptable documents include, but are not limited to:

•	A valid driver’s license and social security card, or

•	A current passport

Please note your offer is contingent upon:

•	The Company’s receipt from you of a signed New Hire Employee Agreement, which contains the Company’s Confidential Information and Invention Assignment Agreement and Arbitration Agreement; and

•	Completion of visa, license requirements, and government restricted party screening requirements, if applicable.

Marvell and its subsidiaries constitute an exciting company whose mission is to be the leading provider of high performance and high value-added mixed-signal integrated circuits for the computer, storage, communications and multimedia markets. We look forward to your acceptance as we believe you will be an important addition to our team in achieving our near and long term objectives.

This letter (if accepted) and the New Hire Employee Agreement, which contains the Company’s Arbitration Agreement and Confidential Information and Invention Assignment Agreement, constitute the entire agreement between you and the Company regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment. This letter may not be modified or amended except by a signed written agreement from the Company.

To accept this offer, please sign below and return the letter to me. This offer expires on the Due Date displayed in the left hand side of this page. Before submitting your response, please print a copy of this letter for your records.

Sincerely,

/s/ Rick Hill

Rick Hill

Chairman of the Board

Accepted By:

/s/ Matthew Murphy	June 15, 2016	July 11, 2016
Matthew Murphy	Date Signed	Start Date

APPENDIX A

Change in Control and Severance Plan and Summary Plan Description

[see Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on June 20, 2016]

Appendix B

MARVELL

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into by and between                      (the “Employee”) and Marvell Semiconductor, Inc. (the “Company”), effective on the last date signed below.

RECITALS

The Company believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company.

Certain capitalized terms used in the Agreement are defined below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2022 or (ii) if Employee is terminated involuntarily by Company without Cause prior to January 1, 2022, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.

3. Severance Benefits.

(a) In the event the Employee is terminated involuntarily by Company without Cause, as defined below, or as a result of the Employee resigning for Good Reason, as defined below, and provided the Employee executes and does not revoke a full release of claims with the Company (in a form satisfactory to the Company) (the “Release”), the Employee will be entitled to receive the severance benefits set out in Section 3(b). “Cause” is defined as: (A) an act of material dishonesty in connection with your job responsibilities; (B) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or moral turpitude; (C) gross misconduct; (D) willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company or Marvell Technology Group Ltd. (“Marvell”); (E) willful breach of any obligations under any written agreement with the Company or Marvell that is not cured within 10 days after your receipt of written notice from the Company specifying the breach; (F) willful refusal to cooperate in good faith with a governmental or internal investigation of the Company, Marvell or their directors, officers or employees, if the Company or Marvell has requested your cooperation; or (G) willful failure to substantially perform your duties with Company or Marvell (other than as a result of incapacity due to physical or mental illness); provided that the action or conduct described in this clause (G) will constitute “Cause” only if such failure continues after the Company’s Board of Directors or Chairman of the Board has provided you with a written demand for substantial performance setting forth in detail the specific respects in which the Company believes you have willfully failed to substantially perform your duties thereof and you have been provided a reasonable opportunity (to be not less than 20 days) to cure the same. “Good Reason” is defined as the occurrence of any of the following conditions without the Employee’s consent: (X) a change in the Employee’s position within the Company (or a parent or subsidiary employing the Employee) that materially reduces the Employee’s level of duties, authority or responsibilities; provided, however, that if there is a change in the Employee’s role after which the Employee does not have the role as chief executive officer with respect to a parent entity whose stock is publicly-traded, then such a change shall affirmatively constitute Good Reason; (Y) a reduction of 10% or greater in the Employee’s level of annual base salary or incentive compensation eligibility; or (Z) the Company requires (i) the Employee to relocate the principal place of performance of the Employee’s duties to a location more than 30 miles from the Employee’s principal place of performance and (ii) the relocation results in a greater commute by the Employee.

The Employee’s resignation will not constitute a resignation for “Good Reason” unless the Employee first provides the Company (or a parent or subsidiary employing the Employee) with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and provides the Company with 30 days following the date of such notice to cure the condition constituting “Good Reason.”

(b) Benefits Provided. The Company shall provide the following payments and benefits to the Employee upon termination of employment in accordance with Section 3(a):

(i) A cash payment in a lump sum (less any withholding taxes) equal to 12 months of base salary (as in effect immediately prior to the termination); and

(ii) A cash payment in a lump sum (less any withholding taxes) equal to the Employee’s annual target incentive bonus (as in effect immediately prior to the termination) which is currently 150% of 12 months of base salary; and

(iii) If the Employee, and any spouse and/or dependents of the Employee (“Family Members”) has coverage on the date of the Employee’s employment termination under a group health plan sponsored by the Company, the Company will reimburse the Employee the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of twelve (12) months following the Employee’s employment termination, provided that the Employee validly elects and is eligible to continue coverage under COBRA for the Employee and his Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Employee a monthly payment in an amount equal to the monthly COBRA premium (on an after-tax basis) that the Employee would be required to pay to continue the group health coverage in effect on the date of the Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for such twelve-month period, which payments will be made regardless of whether the Employee elects COBRA continuation coverage.

(c) Release Effectiveness. The receipt of any severance pursuant to Section 3(b) will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within sixty (60) days following Employee’s termination of employment (the “Release Deadline Date”).

(d) Timing of Severance Payments. Any cash severance payment to which Employee is entitled shall be paid by the Company to Employee in a single lump sum in cash on the first Company payroll after the Release Deadline Date, subject to any delay required by Section 3(f).

(e) Change of Control Benefits. In the event the Employee receives severance and other benefits pursuant to a change in control agreement that are greater than or equal to the amounts payable hereunder, then the Employee shall not be entitled to receive severance or any other benefits under this Agreement.

(f) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on or within ten days following the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law. The term “Company” shall also include any direct or indirect subsidiary that is majority owned by the Company or Marvell.

(b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

6. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof; provided, however, that any accelerated vesting related to termination of employment described in the Employment Agreement will continue to apply.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	MARVELL SEMICONDUCTOR, INC.

By:

Name:

Title:

Date:

EMPLOYEE

Name:

Date: